195 Church Street
New Haven, CT 06510
www.newalliancebank.com

PRESS RELEASE
Contact:
Brian S. Arsenault
Executive Vice President
NewAlliance Bank
203 789 2733

NewAlliance to Present at Investor Conference

NEW HAVEN, CT, September 16, 2005 - NewAlliance Bancshares, Inc. (NYSE:NAL) announced today that Merrill B. Blanksteen, the Company’s Executive Vice President, Chief Financial Officer and Treasurer, will present at RBC Capital Markets Financial Institutions Conference on Wednesday, September 21, 2005, at the Harbor View Hotel in Edgartown on Martha’s Vineyard, Massachusetts at 7:50 a.m. Eastern Time.

A live audio webcast of the conference will be available at http://www.wsw.com/webcast/rbc33/nal and at NewAlliance’s website http://www.newalliancebank.com.

A replay of the Company’s presentation will be available starting after noon on September 21, 2005 at http://www.wsw.com/webcast/rbc33/nal.  The archived webcast will also be available for 30 days at  http://www.newalliancebank.com.  The Company’s slide presentation will be available there as well.

NewAlliance Bancshares is a New Haven, Connecticut headquartered regional banking and financial services company. It is the parent company of NewAlliance Bank, which has a rich history of community banking since 1838, and is Connecticut’s fifth largest bank. Formed in 2004 through the union of New Haven Savings Bank, Savings Bank of Manchester and Tolland Bank, NewAlliance has 64 offices in the five counties of Hartford, Middlesex, New Haven, Tolland and Windham. On July 1, 2005, NewAlliance acquired Trust Company of Connecticut, a Hartford-based Wealth Management firm, and is awaiting final regulatory approvals for its acquisition of Cornerstone Bank, headquartered in Stamford, Connecticut. At June 30, 2005, the Company had $6.6 billion in assets and $3.8 billion in deposits.